Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of the capital stock of Lumentum Holdings Inc. (“us”, “our”, “we”, or the “Company”) is a summary. This summary is not complete and is subject to and qualified in its entirety by reference to the complete text of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part, as well as to the relevant provisions of the general corporation law of the state of Delaware (the “DGCL”). We encourage you to read our certificate of incorporation, bylaws and the applicable provisions of the DGCL carefully.
General
Our authorized capital stock consists of 990,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.
Common Stock
Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, our board of directors are authorized, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to issue up to 10,000,000 shares of preferred stock in one or more series without further action by the holders of its common stock. Our board of directors has the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
Anti-Takeover Provisions
Charter and Bylaw Provisions
The provisions of Delaware law, our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
Board Vacancies
Our amended and restated bylaws provide that any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that there shall be no cumulative voting.
No Written Consent of Stockholders

Our amended and restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.
Meetings of Stockholders
Our amended and restated bylaws provide that a majority of the members of our board of directors then in office, the chairman of the board of directors or the chief executive officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements
Our amended and restated bylaws establish advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.
Blank Check Preferred Stock
Our amended and restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
Delaware General Corporation Law
We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person or entity who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Choice of Forum
Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Limitations of Liability; Indemnification of Directors and Officers
Reference is made to Section 102(b)(7) of the DGCL, which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contains the provisions permitted by Section 102(b)(7) of the DGCL.
Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.
Our amended and restated certificate of incorporation provides indemnification of directors and officers to the fullest extent permitted by applicable law. We have obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of us. We have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.
Registration Rights
Amada Holdings Co., Ltd. (“Amada”) is entitled to rights with respect to the registration of its shares under the Securities Act of 1933, as amended (the “Securities Act”). These registration rights are contained in the Securities Purchase Agreement by and between the Company, Viavi Solutions Inc. (formerly JDS Uniphase Corporation), and Amada, dated May 12, 2015 (the “Securities Purchase Agreement”). The registration rights provided for in the Securities Purchase Agreement will expire (i) five years following the Series A Preferred Stock’s conversion into shares of our common stock, which took place on November 2, 2018, or, (ii) immediately prior to a “Liquidation Event” (as such term is defined in the Series A Preferred Stock certificate of designation). Subject to certain conditions, we will pay the registration expenses of Amada. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares Amada may include in the offering.
Demand Registration Rights
Amada can on one occasion request that we register all or a portion of its shares. The request for registration must cover at least that number of shares with an anticipated aggregate offering price of at least $15 million. If we determine that it would be detrimental to our stockholders to effect such a demand registration, we have the right to defer such registration once for a period of up to 90 days.
Piggyback Registration Rights

If we propose to register any of our securities under the Securities Act, in connection with the public offering of such securities solely for cash, Amada’s converted shares of our common stock will be entitled to certain “piggyback” registration rights allowing Amada to include its converted shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to (i) a company stock plan, (ii) the exchange of securities in certain corporate reorganizations, or (iii) a registration in which the only stock being registered is stock issuable upon the conversion of debt securities that are also being registered, Amada is entitled to notice of the registration and has the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include its converted shares in the registration.
Listing
Our common stock is listed on the Nasdaq Stock Market under the symbol “LITE.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.